Exhibit 99.1

Benitec Biopharma Provides Operational Update and Releases its 2020 Fiscal Year-End Financial Results

HAYWARD, Calif., September 23, 2020—Benitec Biopharma Inc. (NASDAQ: BNTC) (“Benitec” or “the Company”), a development-stage, gene therapy-focused, biotechnology company developing novel genetic medicines based on the proprietary DNA-directed RNA interference (“ddRNAi”) platform, today provided an operational update and announced the financial results for its fiscal year ended June 30, 2020. The Company has filed its annual report on Form 10-K for the year ended June 30, 2020 with the U.S. Securities and Exchange Commission.

Operational Updates

The key milestones related to the investigational agents under development by the company and other corporate updates are outlined below:

BB-301(Oculopharyngeal Muscular Dystrophy Program)

•

On June 6, 2019, Benitec announced the termination of its License and Collaboration Agreement with Axovant Sciences with the termination effective during September 3, 2019. The Company simultaneously announced its plans to conduct several additional exploratory analyses prior to the initiation of the BB-301 clinical study in order to potentially improve the biological efficacy of the compound via further optimization of the proprietary delivery method employed to dose the target tissues.

•

On September 16, 2019, Benitec announced its plans to complete two non-clinical studies with the goal of improving the biological efficacy of BB-301 via optimization of the proprietary delivery method employed to dose the target tissues. These studies will help to facilitate the filing of an Investigational New Drug (IND) application and the formal initiation of a Phase I clinical trial in patients suffering from Oculopharyngeal Muscular Dystrophy (OPMD).

•

On July 8, 2020 the company announced the initiation of the BB-301 Tissue Transduction Study in large animal subjects. The BB-301 Tissue Transduction Study is the first of three planned IND-enabling studies that will be conducted in large animals. The 8-week Tissue Transduction Study conducted in Beagle dogs will look to confirm the transduction efficiency of BB-301 upon administration via direct intramuscular injection into specific anatomical regions of the pharynx through the use of an open surgical procedure. Interim data for the BB-301 Tissue Transduction Study is expected in late Q4 2020 or early Q1 2021.

Corporate Updates

•	On September 30, 2019, the company announced the closing of an equity financing that raised $2.25 million.

•

On April 15, 2020, the Company completed the re-domiciliation of the Company from Australia to the United States. As a result, the Company is now incorporated in the United States and its common stock is listed on Nasdaq. Also on April 15, 2020, Edward Smith, CFO of Marinus Pharmaceuticals, Inc. (NASDAQ: MRNS), was appointed to the Company’s board of directors.

Jerel A. Banks, M.D., Ph.D., Executive Chairman and Chief Executive Officer of Benitec Biopharma commented, “This has been a transformative year for Benitec. Our team has worked diligently to thoughtfully navigate the key development hurdles present for BB-301, and we are optimistic about the prospects for the success of this program.”

Financial Highlights

Total Revenues for the year ended June 30, 2020 were one hundred two thousand dollars compared to $12.2 million for the year ended June 30, 2019. Benitec recognized ninety-seven thousand dollars in customer revenues for the year ended June 30, 2020 compared to $11.6 million for the comparable year ended June 30, 2019. The decrease in revenues from customers was due to the termination of the Axovant Sciences Agreement, which was effectively terminated as of September 3, 2019. During the year ended June 30, 2020, the Company recognized five thousand dollars in government research and development grants, as compared to six hundred forty-eight thousand dollars for the comparable year ended June 30, 2019. The decrease in grant revenue resulted from the discontinuation of corporate applications for the Research and Development Tax Credit available from the Australian Federal Government due to the re-domiciliation of Benitec to the United States in April 2020.

Total expenses were $8.4 million for the year ended June 30, 2020 compared to $9.6 million for the comparable period in 2019. Royalty and license fees, research and development costs, and general and administrative costs comprise the primary corporate expenses. For the year ended June 30, 2020, Benitec incurred one hundred eighty-five thousand dollars in royalties and license fees compared to the receipt of four hundred thirty-five thousand dollars for the comparable year ended June 30, 2019. The decrease in royalties and license fees for the year is primarily due to the Company determining that there was no longer a requirement to pay a previously anticipated milestone of three hundred thousand dollars. Benitec incurred $3 million of research and development expenses compared to $4.6 million for the comparable year ended June 30, 2019. The decrease in research and development expenses was due to the Company being reimbursed six hundred six thousand dollars by Axovant Sciences for costs related to the OPMD program in fiscal year 2020 and the termination of the AMD program. General and administrative expenses were $5.6 million and $4.6 million for the years ended June 30, 2020 and 2019, respectively. The increase was due to increases in corporate expenses offset by decreases in payroll, travel, and consultant costs.

The Net loss from operations for fiscal 2020 was $8.28 million compared to income of $2.58 million for fiscal 2019. Net loss for the fiscal year ended 2020 was $8.27 million, or $8.10 per basic and diluted share, compared to income of $2.6 million, or $3.05 per basic and diluted share in earnings for the fiscal year ended 2019. At the end of fiscal year 2020 the Company had $9.8 million in cash and cash equivalents.

BENITEC BIOPHARMA INC.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share amounts)

	Year Ended June 30,
	2020	2019
Revenue:
Revenues from customers	$97	$11,551
Government research and development grants	5	648

Total revenues	102	12,199
Operating expenses
Royalties and license fees	(185)	435
Research and development	3,001	4,567
General and administrative	5,567	4,614

Total operating expenses	8,383	9,616

Income (loss) from operations	(8,281)	2,583
Other income (loss):
Foreign currency transaction loss	(88)	(75)
Interest income, net	62	122
Other income, net	34	—
Unrealized loss on investment	(1)	(21)

Total other income, net	7	26

Net income (loss)	$(8,274)	$2,609

Other comprehensive loss:
Unrealized foreign currency translation loss	(89)	(531)

Total other comprehensive loss	(89)	(531)

Total comprehensive income (loss)	$(8,363)	$2,078

Net income (loss)	$(8,274)	$2,609

Net income (loss) per share:
Basic and diluted	$(8.10)	$3.05

Weighted-average shares outstanding:
Basic and diluted	1,021,193	856,765

BENITEC BIOPHARMA INC.

Consolidated Balance Sheets

(in thousands, except par value and share amounts)

	June 30, 2020	June 30, 2019
Assets
Current assets:
Cash and cash equivalents	$9,801	$15,718
Trade and other receivables	59	2,536
Other assets	949	502

Total current assets	10,809	18,756
Property and equipment, net	374	470
Deposits	9	9
Right-of-use assets	395	—

Total assets	$11,587	$19,235

Liabilities and Stockholders’ Equity
Current liabilities:
Trade and other payables	$741	$2,494
Accrued employee benefits	203	147
Lease liabilities, current portion	192	—

Total current liabilities	1,136	2,641
Lease liabilities, less current portion	213	—

Total liabilities	1,349	2,641
Commitments and contingencies (Note 13)
Stockholders’ equity:
Common stock, $0.0001 par value—10,000,000 shares authorized; 1,108,374 and 856,765 shares issued and outstanding at June 30, 2020 and 2019, respectively	1	1
Additional paid-in capital	128,826	127,327
Accumulated deficit	(116,636)	(108,870)
Accumulated other comprehensive loss	(1,953)	(1,864)

Total stockholders’ equity	10,238	16,594

Total liabilities and stockholders’ equity	$11,587	$19,235

About Benitec Biopharma Inc.

Benitec Biopharma Inc. (“Benitec” or the “Company”) is a development-stage biotechnology company focused on the advancement of novel genetic medicines with headquarters in Hayward, California. The proprietary platform, called DNA-directed RNA interference, or ddRNAi, combines RNA interference, or RNAi, with gene therapy to create medicines that facilitate sustained silencing of disease-causing genes following a single administration. The Company is developing ddRNAi-based therapeutics for chronic and life-threatening human conditions including Oculopharyngeal Muscular Dystrophy (OPMD), and Chronic Hepatitis B. A comprehensive overview of the Company can be found on Benitec’s website at www.benitec.com.

Forward Looking Statements

Except for the historical information set forth herein, the matters set forth in this press release include forward-looking statements, including statements regarding Benitec’s plans to develop and commercialize its product candidates, the timing of the initiation and completion of preclinical and clinical trials, the timing of patient enrolment and dosing in clinical trials, the timing of expected regulatory filings, the clinical utility and potential attributes and benefits of ddRNAi and Benitec’s product candidates, potential future out-licenses and collaborations, the intellectual property position and the ability to procure additional sources of financing, and other forward-looking statements.

These forward-looking statements are based on the Company’s current expectations and subject to risks and uncertainties that may cause actual results to differ materially, including unanticipated developments in and risks related to: unanticipated delays; further research and development and the results of clinical trials possibly being unsuccessful or insufficient to meet applicable regulatory standards or warrant continued development; the ability to enroll sufficient numbers of subjects in clinical trials; determinations made by the FDA and other governmental authorities; the Company’s ability to protect and enforce its patents and other intellectual property rights; the Company’s dependence on its relationships with its collaboration partners and other third parties; the efficacy or safety of the Company’s products and the products of the Company’s collaboration partners; the acceptance of the Company’s products and the products of the Company’s collaboration partners in the marketplace; market competition; sales, marketing, manufacturing and distribution requirements; greater than expected expenses; expenses relating to litigation or strategic activities; the Company’s ability to satisfy its capital needs through increasing its revenue and obtaining additional financing; the impact of the current COVID-19 pandemic, the disease caused by the SARS-CoV-2 virus, which may adversely impact the Company’s business and preclinical and future clinical trials; the impact of local, regional, and national and international economic conditions and events; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update these forward-looking statements.

Media & Investor Relations Contact:

Jay A. Morakis

CEO of M Group Strategic Communications (for Benitec Biopharma, Inc.)

Phone: 646-859-5951

Email: jmorakis@mgroupsc.com